Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

COMPUTER ASSOCIATES INTERNATIONAL, INC.,

MINUTEMAN ACQUISITION CORP.

and

CONCORD COMMUNICATIONS, INC.

Dated as of April 7, 2005

TABLE OF CONTENTS

ARTICLE I

The Merger; Closing; Effective Time

1.1	The Merger
1.2	Closing
1.3	Effective Time

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1	The Certificate of Incorporation
2.2	The By-Laws

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1	Directors
3.2	Officers

ARTICLE IV

Conversion of Securities

4.1	Conversion of Capital Stock
4.2	Exchange of Certificates
4.3	Company Options
4.4	Employee Stock Purchase Plans
4.5	Actions by the Company
4.6	Dissenting Shares
4.7	Restricted Stock

ARTICLE V

Representations and Warranties of the Company

5.1	Organization, Good Standing and Qualification
5.2	Capital Structure
5.3	Corporate Authority; Approval and Fairness
5.4	Governmental Filings; No Violations; Certain Contracts, Etc
5.5	Contracts
5.6	SEC Filings; Financial Statements; Information Provided
5.7	Absence of Certain Changes

i

5.8	Litigation and Liabilities
5.9	Employee Benefits
5.10	Compliance with Laws; Permits
5.11	Environmental Matters
5.12	Taxes
5.13	Labor Matters
5.14	Insurance
5.15	Intellectual Property
5.16	Owned and Leased Properties
5.17	Takeover Statutes
5.18	Brokers and Finders

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

6.1	Organization, Standing and Power
6.2	Authority; No Conflict; Required Filings and Consents
6.3	Information Provided
6.4	Operations of Merger Sub
6.5	Financing

ARTICLE VII

Covenants

7.1	Interim Operations
7.2	Acquisition Proposals
7.3	Proxy Statement
7.4	Nasdaq Quotation
7.5	Company Meeting
7.6	Filings; Other Actions; Notification
7.7	Access
7.8	Nasdaq De-listing
7.9	Publicity
7.10	Employee Benefits
7.11	Company and Parent Benefit Plans
7.12	Loans to Company Employees, Officers and Directors
7.13	Indemnification; Directors’ and Officers’ Insurance

7.14	Takeover Statute
7.15	Exemption from Liability Under Section 16(b)

ARTICLE VIII

Conditions

8.1	Conditions to Each Party’s Obligation to Effect the Merger
8.2	Conditions to Obligations of Parent and Merger Sub
8.3	Conditions to Obligation of the Company

ARTICLE IX

Termination

9.1	Termination by Mutual Consent
9.2	Termination by Either Parent or the Company
9.3	Termination by the Company
9.4	Termination by Parent
9.5	Effect of Termination and Abandonment

ARTICLE X

Miscellaneous and General

10.1	Survival
10.2	Modification or Amendment
10.3	Waiver of Conditions
10.4	Counterparts
10.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL
10.6	Notices
10.7	Entire Agreement
10.8	No Third Party Beneficiaries
10.9	Obligations of Parent and of the Company
10.10	Definitions
10.11	Severability
10.12	Interpretation; Construction
10.13	Assignment
10.14	Expenses
10.15	Knowledge

DEFINED TERMS

Term	Section

Acquisition Proposal	7.2(a)
Acquisition Proposal Assessment Period	7.2(d)(i)
Adverse Recommendation Notice	7.2(d)
Affiliate	5.6(c)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(d)(ii)
Antitrust Laws	7.6(b)
Burdensome Condition	8.2(c)
Business Day	4.2(h)
By-Laws	2.2
Certificate	4.2(b)
Change of Recommendation	7.2(d)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plans	5.9(a)
Company Board	5.1
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company Employees	7.10
Company ERISA Plans	5.9(b)
Company Labor Agreements	5.13
Company Leases	5.16(b)
Company Material Adverse Effect	5.1
Company Material Contract	5.5(a)
Company Meeting	7.5
Company Non-U.S. Benefit Plans	5.9(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Products	5.15(i)
Company SEC Reports	5.6(a)
Company Standard Form Contract	5.5(e)
Company Stock Options	4.3
Company Stock Plans	5.2(a)
Company U.S. Benefit Plans	5.9(b)

Company Voting Proposal	5.3(a)
Confidentiality Agreement	10.7
Consent Agreements	5.4(b)
Constituent Corporations	Preamble
Contracts	5.4(b)
Conversion Ratio	4.3
Convertible Senior Notes	5.2(a)
Copyrights	5.15(r)
Costs	7.13(a)
Dissenting Shares	4.6
Effective Time	1.3
Environmental Law	5.11
ERISA	5.9(a)
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	9.5(b)
GAAP	5.6(b)
Governmental Entity	5.4(a)
Hazardous Substance	5.11
HSR Act	5.2(b)
Indemnified Parties	7.13(a)
Intellectual Property	5.15(r)
IRS	5.9(b)
Laws	5.10
Liens	6.2(b)
Limited License	5.15(p)
Major Customer Contract	5.5(a)(xi)
Major Customer	5.5(a)(xi)
Massachusetts Articles of Merger	1.3
Maximum Premium	7.13(c)
MBCA	1.1
Merger	Recitals
Merger Consideration	4.1(c)
Merger Sub	Preamble
Multiemployer Plan	5.9(b)
Order	8.1(c)
Owned Intellectual Property	5.15(r)
Parent	Preamble
Parent Approvals	6.2(c)
Parent Common Stock	4.3
Parent Disclosure Schedule	Article VI

v

Parent Material Adverse Effect	6.1
Parent Stock Options	4.3
Patents	5.15(r)
Person	4.2(b)
Pre-Closing Period	7.2(d)
Preferred Shares	5.2(a)
Proxy Statement	5.6(c)
Purchase Plans	4.4
Representatives	7.2(a)
Restricted Stock	4.7
SEC	5.6(a)
Software	5.15(r)
Specified Time	7.2(a)
Stock Restriction Agreements	4.7
Subsidiary	5.1
Superior Proposal	7.2(a)
Surviving Corporation	1.1
Takeover Statute	5.17
Tax	5.12
Taxable	5.12
Taxes	5.12
Tax Return	5.12
Termination Date	9.2(a)
Termination Fee	9.5(b)
Third Party Licenses	5.15(d)
Third Party Software Licenses	5.15(c)
Third Party Embedded Software	5.15(c)
Third Party IP Licenses	5.15(d)
To the Knowledge of the Company	10.15
Trademarks	5.15(r)
Voting Debt	5.2(a)
Waiting Period	9.3(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 7, 2005, among Concord Communications, Inc., a Massachusetts corporation (the “Company”), Computer Associates International, Inc., a Delaware corporation (“Parent”), and Minuteman Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company as the surviving entity (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the Massachusetts Business Corporation Act, as amended (the “MBCA”).

1.2           Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. (New York City time) on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3           Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the “Massachusetts Articles of Merger”) to be executed and delivered to the Secretary of the Commonwealth of the Commonwealth of Massachusetts as provided in Section 11.06 of the MBCA.  The Merger shall become effective at the time when the Massachusetts Articles of Merger have been filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts or at such later time as may be agreed by the parties and specified in the Massachusetts Articles of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

2.1           The Certificate of Incorporation.  At the Effective Time, the articles of organization of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”), until thereafter amended as provided therein or by applicable Law; provided, however, that at the Effective Time, Article I of the articles of organization of the Surviving Corporation shall be amended and restated in its entirety to read as follows:  “The name of the corporation is Concord Communications, Inc.”.  After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $.01 per share.

2.2           The By-Laws.  At the Effective Time, the by-laws of the Company in effect at the Effective Time shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time(the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1           Directors.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws and the Board of Directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.

3.2           Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Conversion of Securities

4.1           Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

(c)           Merger Consideration for Company Common Stock.  Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $17.00 in cash per share, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right (other than in respect of Dissenting Shares) to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest.

(d)           Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

4.2           Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)           Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”).  The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c) shall be promptly returned to Parent.

(b)           Exchange Procedures.  Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and as approved by the Company and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding taxes, and the Certificate so surrendered shall immediately be cancelled.  No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2.  For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c)           No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article IV.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 shall be entitled to receive only from Parent payment of its claim for Merger Consideration, without interest.

(e)           No Liability.  To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

(h)           As used in this Agreement, the term “Business Day” means any day that is not a Saturday, Sunday or a day on which the banks in either the State of New York or the Commonwealth of Massachusetts are permitted or required by Law to close.

4.3           Company Options.  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (“Company Stock Options”), each Company Stock Option, whether vested or unvested, and all Company Stock Plans (as hereinafter defined) themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by Parent and each Company Stock Option shall become an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the number of shares of common stock, $0.10 par value per share, of Parent (“Parent Common Stock;” such options, “Parent Stock Options”) determined as follows:  (i) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Stock Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent.  Any restrictions on the exercise of any Company Stock Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Company Stock Option (other than as set forth in any agreement in effect as of the date of this Agreement).  The “Conversion Ratio” shall be equal to the fraction having a numerator equal to $17.00 and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on The New York Stock Exchange for each of the five (5) consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate; provided, however, that with respect to any Company Stock Option which is an “incentive stock option”, within the meaning of Section 422 of the

Code, the adjustments provided in this Section shall, if applicable, be modified in a manner so that the adjustments are consistent with the requirements of Section 424(a) of the Code.

(b)           Prior to the Effective Time, the Company shall take any actions that are necessary to accomplish the provisions of Section 4.3(a).

(c)           Within fifteen (15) Business Days following the Effective Time, Parent shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants’ rights pursuant to the Company Stock Options, as provided in this Section 4.3.

(d)           Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section.  Within five (5) Business Days following the Effective Time, Parent shall have filed a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

4.4           Employee Stock Purchase Plans.  Prior to the Effective Time, the Company shall terminate its 2001 Non-Executive Employee Stock Purchase Plan and 2004 Non-Executive Employee Stock Purchase Plan (collectively, the “Purchase Plans”) in accordance with their respective terms.  The Company shall amend each of the Purchase Plans as appropriate to avoid the commencement of any new offering of options thereunder at or after the date of this Agreement and prior to the earlier of the termination of this Agreement or the Effective Time.

4.5           Actions by the Company.  Subject to Section 4.3, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements to which the Company is a party which would entitle any person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in this Section) in respect of such options, rights, awards or arrangements.

4.6           Dissenting Shares.  Each outstanding share of Company Common Stock the holder of which has perfected his, her or its right to dissent from the Merger under the MBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into, or represent a right to receive, the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the MBCA.  If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 4.1 hereof.  The Company shall give Parent prompt notice upon receipt by the Company of any written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demands unless Parent shall have given its prior written consent to such payment or settlement offer.

4.7           Restricted Stock.  All outstanding shares of Company Common Stock that are issued pursuant to the Company Stock Plans and that are subject to vesting and forfeiture provisions set forth in restricted stock grant or similar agreements with the Company (such shares of Company Common Stock being “Restricted Shares”, and such restricted stock grant or similar agreements being “Stock Restriction Agreements”) shall remain subject to the terms and conditions of the applicable Stock Restriction Agreements without modification notwithstanding the Merger, except as modified by the terms and conditions of the Management Change in Control Agreement or Amended and Restated Management Change in Control Agreement to which the holder of Restricted Shares is a party.  From and after the Effective Time, as the vesting and forfeiture restrictions set forth in any Stock Restriction Agreement expire or lapse, the holder of the applicable Restricted Shares shall be entitled to exchange such shares for the Merger Consideration pursuant to the Merger as set forth in Article IV hereof.

ARTICLE V

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in any Company SEC Report (as hereinafter defined) filed prior to the date hereof or in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”).  The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

5.1           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ articles of organization and by-laws (or equivalent governing instruments), each as amended to the date hereof.  The Company’s and its Subsidiaries’ (or equivalent governing instruments) and by-laws so delivered are in full force and effect.  The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Company Board and each committee of the Board of Directors of the Company (the “Company Board”) and each of its Subsidiaries held between January 1, 2002 and March 31, 2005.  Section 5.1 of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

As used in this Agreement, the term (i) ”Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) ”Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect:

(a)           changes that are the result of general economic or business conditions in the United States or Europe or acts of war or terrorism;

(b)           changes that are the result of factors generally affecting the industries or markets in which the Company operates;

(c)           any adverse change, effect or circumstance proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(d)           changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after the date hereof;

(e)           any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(f)            a decline in the price of the Company Common Stock on The Nasdaq National Market; provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that, with respect to clauses (a), (b) and (d), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

5.2           Capital Structure.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”).  All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  At the close of business on April 5, 2005, 18,500,527 shares of Company Common Stock and no Preferred Shares were issued and outstanding.  The Company has no shares of Company Common Stock or Preferred Shares reserved for issuance, except that, at the close of business on April 5, 2005:  (i) 9,560,777 shares of Company Common Stock were reserved for issuance by the Company pursuant to options to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the following plans:

Plan	Shares Reserved

2000 Non-Executive Employee Equity Incentive Plan	2,000,000
1997 Stock Plan	3,250,000
1997 Non-Employee Director Stock Option Plan	330,000
1995 Stock Option Plan	2,695,236
2001 Non-Executive Employee Stock Purchase Plan	500,000
2004 Non-Executive Employee Stock Purchase Plan	500,000
FS 97 Stock Plan	280,990
FS 96 Stock Plan	4,551

(collectively, the “Company Stock Plans”), (ii) 1,815,807 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options not yet granted under the Company Stock Plans, (iii) 3,209,776 shares of Company Common Stock were subject to issuance pursuant to the Company’s 3.0% Convertible Senior Notes due 2023

(the “Convertible Senior Notes”) and (iv) no shares of Company Common Stock were held by the Company in its treasury.  Section 5.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of:  (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the execution of this Agreement, the adoption of the Company Voting Proposal, by the consummation of the Merger or by termination of employment or change in position following consummation of the Merger.  The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.  The Company is listed on the Nasdaq National Market.  Except for the issuance of shares of Company Common Stock pursuant to Company Stock Options outstanding on April 5, 2005, from and after the close of business on April 5, 2005 through and including the date of this Agreement, the Company has not (i) issued any shares of Company Common Stock, Company Stock Options, other stock awards or other capital stock or equity securities of the Company or (ii) changed the authorized share capital of the Company.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any Liens.  Except as set forth above in this Section 5.2 or as contemplated by the indenture dated as of December 8, 2003 by and between the Company and Wilmington Trust Company, as Trustee, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”), except, solely in the case of clause (ii), for the Convertible Senior Notes.

(b)           Section 5.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Subsidiary of the Company.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

(c)           Other than the registration rights agreement entered into in connection with the Convertible Senior Notes, there are no registration rights, and, as of the date of this Agreement, there is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.  Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

5.3           Corporate Authority; Approval and Fairness.  (a)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Voting Proposal”), and to consummate the Merger.  This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(a)           The Company Board acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of the MBCA and (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for approval in accordance with Section 7.5 of this Agreement and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement.  The Company Board has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., to the effect that (subject to the assumptions and qualifications set forth in such opinion) the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to Parent.

5.4           Governmental Filings; No Violations; Certain Contracts, Etc.  (a) Other than (A) the filings, approvals and/or notices pursuant to Section 1.3, (B) filings, approvals and/or notices under the HSR Act (or similar foreign filings), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (C) filings, approvals and/or notices required to be made with or obtained from The Nasdaq National Market, (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (E) the notifications, consents and approvals set forth in Section 5.4(a) of the Company Disclosure Schedule (all of such filings, approvals, notices, consents, orders, authorizations, registrations, declarations and notifications described in clauses (A) through (E) above, collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

(b)           The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of organization or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.  Section 5.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all consents or waivers required to be obtained under the agreements referred to in Section 5.5(a)(i) or agreements for Third Party Embedded Software (other than software subject to open source or similar type license agreements).

(c)           Section 5.4(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material claims held by the Company or any of its

Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code, together with a complete and accurate list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding.  None of such orders, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.5           Contracts.

(a)           For purposes of this Agreement, “Company Material Contract” shall mean:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)           any employment, service or consulting Contract or arrangement with any current or former executive officer or other employee of the Company or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)          (A) any Contract containing any covenant granting any exclusivity rights or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, (B) any Major Customer Contract (as defined) granting “most favored nation” status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, or (C) any Contract otherwise prohibiting or limiting the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property rights of the Company or any of its Subsidiaries;

(iv)          any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

(v)           any Contract which provides access to source code to any third party for all or any portion of any Company Product or Owned Intellectual Property in any circumstance other than an event of bankruptcy, liquidation, assignment for the benefit of creditors or similar event;

(vi)          any Contract to license or otherwise authorize any third party to manufacture, reproduce, develop or modify any portion of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business;

(vii)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(viii)        any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, or (B) settlement agreements for cash only (which has been paid) that do not exceed $150,000 as to such settlement;

(ix)           any Contract not described in clause (iii) above under which the Company or any of its Subsidiaries has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to customers, distributors and other resellers in the ordinary course of business;

(x)            any Contract under which the Company or any of its Subsidiaries has received a Third Party License, but excluding generally commercially available, off-the-shelf software programs with a purchase price of less than $10,000;

(xi)           any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended December 31, 2004 in excess of $414,500 (each such customer, a “Major Customer,” and each Contract referenced in this Section 5.5(a)(xi), a “Major Customer Contract”);

(xii)          any Contract which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $250,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) (or fewer) days’ notice; or

(xiii)         any other Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $250,000 on an annual basis, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions.

(b)           Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof.  A complete and accurate copy of each Company Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information).

(c)           All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has violated, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d)           During the last twelve (12) months, to the Knowledge of the Company, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers.  The cumulative revenue recognized by the Company and its Subsidiaries from the Major Customer Contracts during the twelve-month period ended December 31, 2004 represented more than 50% of the Company’s total revenue for such period.

(e)           The Company has made available to Buyer a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, partnership, maintenance and reseller standard form Contracts) in connection with their respective businesses (each, a “Company Standard Form Contract”).

(f)            Section 5.5(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons through which the products of the Company and its Subsidiaries are marketed, sold or otherwise distributed (determined on the basis of product revenues received by the Company and its Subsidiaries during the twelve months preceding the date of this Agreement).  Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days’ or less notice.

5.6           SEC Filings; Financial Statements; Information Provided.

(a)           The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2002.  All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.”  The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.  There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (or to be filed) (i) complied (or will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were (or will be) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act).  Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented (or will fairly present) the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented (or will fairly present) the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its

Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c)           The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.  As used in this Agreement with respect to any party, the term “Affiliate” means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

(d)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2003.  Since January 1, 2003, no former or current employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiaries that the Company or any such Subsidiaries has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e)           The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2002 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations.

(f)            The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002.

5.7           Absence of Certain Changes.  Since December 31, 2004, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, since such date, there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development, circumstance or occurrence or combination thereof which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date); (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance or (iii) any other action or event that would have required the consent of Parent under Section 7.1 of this Agreement had such action or event occurred after the date of this Agreement.

5.8           Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or (iii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which to the Knowledge of the Company could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.9           Employee Benefits.  (a) All benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained by the Company or any of its Subsidiaries (or in respect of which the Company or any of its Subsidiaries has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company or any of its Subsidiaries, which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company or any of its Subsidiaries (or in respect of which the Company or any of its Subsidiaries has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company or any of its Subsidiaries, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Company Non–U.S. Benefit Plans”), are listed on Section 5.10(a)-1 of the Company Disclosure Schedule.  Complete and accurate copies of all Company Benefit Plans listed on Section 5.10(a)-1 of the Company Disclosure Schedule and, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent.  Section 5.10(a)-2 of the Company Disclosure Schedule identifies each employee or other service provider covered by any change in control or retention agreement of the Company or any of its Subsidiaries and complete and accurate copies of the forms of each such agreement have been provided to Parent.  Section 5.10(a)-3 of the Company Disclosure Schedule sets forth a complete and accurate list of all amounts payable or that could become payable under the Apprisma Management Technologies, Inc. 2003 Equity Participation and Retention Plan, together with the name of the recipients of such payments, the earliest date payment is due or may become due and the amount of each such payment.

(b)           All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non–U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended and other applicable Laws.  Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code.  Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(c)           None of the Company Pension Plans is (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a Multiemployer Plan, nor does the Company nor any of its Subsidiaries have any liability, contingent or otherwise, in respect of any employee pension benefit plan described in clauses (i) or (ii) of this Section 5.9(c).

(d)           All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof.

(e)           As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened, litigation relating to the Company Benefit Plans.  Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement.  By its terms, the Company or its Subsidiaries may amend or terminate any such Company ERISA Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(f)            There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Section 5.9(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants (including without limitation outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law.  Except pursuant to retention or other agreements set forth on Schedule 5.10(a)-2, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(g)           All Company Non-U.S. Benefit Plans are in substantial compliance with applicable local Law.  All Company Non-U.S. Benefit Plans are listed on Section 5.10(h) of the Company Disclosure Schedule.  The Company and its subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan.  As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to Company Non-U.S. Benefit Plans that has resulted in, or is reasonably likely to result in, a material expense in respect of the Company or any of its Subsidiaries.

5.10         Compliance with Laws; Permits.  The businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, (i) have not had, and are not reasonably likely to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and (ii) have not resulted, and are not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective directors or officers.  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.  The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.  No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.11         Environmental Matters.  Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:  (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has caused or could be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:  (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is:  (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

5.12         Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or accrued for all Taxes that are required to be paid as shown in such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.  The Company has made available to Parent correct and complete copies of the United States Federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2003, 2002 and 2001.  Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed on or prior to the date hereof.  None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated group of which the Company is the common parent.  None of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of § 1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2)).  None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties.  None of the Company or any of its Subsidiaries has participated in a “tax amnesty” or similar program offered by any tax authority to avoid the assessment of penalties or other additions to Tax.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

5.13                           Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.  The Company has previously made available to Parent complete and accurate copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”).  Section 5.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all workers’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such workers’ council.  The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements or require the Company or any of its Subsidiaries to consult with any workers’ council (or similar body).

5.14                           Insurance.  The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).  Since January 1, 2002, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy.  Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.

5.15                           Intellectual Property.

(a)                                  Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property, a correct and complete list of all Patents, Trademarks, domain name registrations, and Copyrights indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

(b)                                 All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date.  No Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the Trademarks or trademark registration applications.  No Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any Patent.  There are no potentially conflicting Trademarks or potentially interfering Patents of any Person as defined under 35 U.S.C. 135 of the United States Patent Code.

(c)                                  Section 5.15(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements (excluding license agreements for off-the-shelf software applications programs having an acquisition price of less than $5,000 per unit) pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use or distribute any

Software (including the Third Party Embedded Software, as defined below), indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the type or nature of the Software provided thereunder (e.g. products, tools, utilities, modules, libraries, etc.) (the “Third Party Software Licenses”).  Section 5.15(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all third party Software that is contained or embedded in, or otherwise used in connection with, any Company Products (“Third Party Embedded Software”).

(d)                                 Except for the Third Party Software Licenses, Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property, indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”).

(e)                                  Section 5.15(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder.  No such royalties, honoraria or other fees are due and owing by the Company or any of its Subsidiaries.

(f)                                    The Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in or necessary for the Company’s business as currently conducted.  The Company and its Subsidiaries exclusively own, free and clear of all Encumbrances, all Owned Intellectual Property, and have valid, enforceable and transferable rights to use all of the Intellectual Property covered by the Third Party Licenses.  The Company and its Subsidiaries have taken all necessary steps to protect the Owned Intellectual Property, including all necessary steps to protect the Owned Intellectual Property from infringement.  No Person has challenged the ownership, use, validity or enforceability of any of the Owned Intellectual Property.

(g)                                 To the Knowledge of the Company, the conduct of the Company’s business as currently conducted and as it is intended to be conducted does not infringe upon any Intellectual Property rights of any Person.  Neither the Company nor any of the its Subsidiaries has been notified by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person.  No Person has notified the Company or any of the Company’s Subsidiaries that (i) any of such Person’s Intellectual Property rights are infringed, or (ii) the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights.  Further, neither the Company nor any of its Subsidiaries has received a written offer to license any of such Person’s Intellectual Property rights.

(h)                                 To the Knowledge of the Company, no Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Section 5.15(h) of the Company Disclosure Schedule, no such claims have been brought or threatened against any Person by or on behalf of the Company or any of its Subsidiaries.

(i)                                     Section 5.15(i) of the Company Disclosure Schedule contains a complete and accurate list of all Software that is sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries or resellers (such Software, the “Company Products”). Each of the Company Products was either developed by (i) employees of the Company and its Subsidiaries within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to enforceable written agreements.

(j)                                     All Trademarks of the Company and its Subsidiaries which are used in any way in connection with the conduct of the Company’s business have been in continuous use by the Company or a Subsidiary of the Company.  There has been no prior use of any such Trademarks or other action taken by any Person that would confer upon said Person superior rights in such Trademarks, the Company has taken all necessary steps to protect the Trademarks against infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

(k)                                  The Company and its Subsidiaries have taken all necessary steps to obtain and preserve the Patents which are used in any way in connection with the conduct of the Company’s business, including the payment of annuities or maintenance fees and the filing of all required documents.

(l)                                     The Copyrights which are used in any way in connection with the conduct of the Company’s business relate to works of authorship (i) created by (A) employees of the Company and its Subsidiaries within the scope of their employment, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired from the original author(s) or subsequent assignees.  The works covered by such Copyrights were not copies of nor derived from any work for which the Company or any of its Subsidiaries does not own the Copyrights, and no other Person has any claim to authorship or ownership of any part thereof.

(m)                               The Company and its Subsidiaries have taken all necessary steps to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the Company’s business.  Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information and confidentiality agreements substantially consistent with the Company’s standard forms thereof (complete and current copies of which have been delivered or made available).  Prior to Closing, the Company shall secure an assignment from each employee of the Company and its Subsidiaries of any and all rights in Intellectual Property which that employee may have and which is used or may be used in connection with or otherwise related to the conduct of the Company’s business as it is currently conducted or as it is intended to be conducted.  Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business.

(n)                                 The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule.  The registration of each such domain name is free and clear of all Encumbrances and is in full force and effect.  The Company has paid all fees required to maintain each registration.  None of the Company’s registrations or uses of the domain names has been disturbed or placed “on hold” and neither the Company nor any of the Company’s Subsidiaries has received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(o)                                 All Software, whether owned by the Company or any of its Subsidiaries or licensed from any other Person, is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation, conforms to the specifications thereof.  With respect to Software owned by the Company and its Subsidiaries, the applications thereof can be compiled from the associated source code without undue burden.

(p)                                 Except as set forth in Section 5.15(p) of the Company Disclosure Schedule, none of the Company Products or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that:  (i) requires the distribution or making available of the source code for the Company Products , (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Product, or (iv) requires the licensing of any Company Product for the purpose of making derivative works  (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii)  or (iv) above, a “Limited License”).  By way of clarification, but not limitation, the term “Limited License” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL),  (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the

Sun Industry Standards License (SISL).  None of the Company Products incorporate, or are distributed with, any Software that is subject to a Limited License, nor does any Company Product constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

(q)                                 No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Product.

(r)                                    As used in this Agreement, the term (i) “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (ii) “Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out, (iii) “Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold, right, title and interest, (iv) “Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (v) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software, used or held for use in any way in connection with the conduct of the Company’s business and (vi) “Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

5.16                           Owned and Leased Properties.

(a)                                  The Company owns no real property.

(b)                                 Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries as lessor, lessee, sublessor, sublessee, licensor or licensee (collectively “Company Leases”) and the location of the premises.  Each of the Company Leases is in full force and effect.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries.  The Company has made available to Parent complete and accurate copies of all Company Leases.

(c)                                  The Company and each of its Subsidiaries has good and marketable title to, or valued leasehold interests in, all of its material tangible assets and properties, except for such tangible assets and properties as are disposed in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material

Adverse Effect.  All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) Liens that do not materially interfere with the conduct of the Company’s business and do not materially affect the use or value of the Company’s assets.

5.17                           Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Ch. 110F of the Massachusetts General Laws assuming that Parent is not an “interested stockholder” for purposes of such statute) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of organization and by-laws is, or at the Effective Time will be, applicable to any shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.  The Company Board has taken all action so that neither Parent nor Merger Sub will be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Ch. 110F of the Massachusetts General Laws) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

5.18                           Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Bear, Stearns & Co. Inc. as its financial advisor.  The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Bear, Stearns & Co. Inc. is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct, except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”).  The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article VI and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article VI and (b) the other sections and paragraphs in this Article VI to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

6.1                                 Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect.  For purposes of this Agreement, the term “Parent Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

6.2                                 Authority; No Conflict; Required Filings and Consents.

(a)                                  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

(b)                                 The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien, pledge, security interest, claim or other encumbrance (“Liens”) on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

(c)                                  Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (C) required to be made with New York Stock Exchange, (D) of such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (E) the notifications, consents and approvals set forth in Section 6.2(c) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Government Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate transactions contemplated by this Agreement.

(d)                                 No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

6.3                                 Information Provided.  The information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by

Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

6.4                                 Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.5                                 Financing.  Parent has available all funds necessary (a) to perform all of its obligations under this Agreement, including payment of the Merger Consideration, and (b) to satisfy the Company’s obligations under the Indenture dated as of December 8, 2003 with the Company, as Issuer, and Wilmington Trust Company, as Trustee.

ARTICLE VII

Covenants

7.1                                 Interim Operations.  The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

(a)                                  the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;

(b)                                 it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of organization or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c)                                  neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of Company Common Stock issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Company Stock Plans or upon conversion of the Convertible Senior Notes); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business;

(d)                                 neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;

(e)                                  neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

(f)                                    neither it nor any of its Subsidiaries shall adopt or implement any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its Affiliates, the Agreement or any of the transactions contemplated by this Agreement;

(g)                                 neither it nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to existing credit facilities in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h)                                 neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent or the specific capital expenditures disclosed in Section 7.1(h) of the Company Disclosure Schedule;

(i)                                     neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j)                                     neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract; provided, that, nothing herein shall permit the Company or any of its Subsidiaries to (1) enter into any Contract of the type specified in Section 5.5(a)(iii) to the extent such Contract would survive after the Effective Time or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Section 5.5(a)(iii) or (2) except to the extent permitted by Section 7.2(a) of this Agreement, enter into, renew, modify, amend, terminate, waive delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

(k)                                  neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of salaries of Persons who are not officers in the ordinary course of business that do not exceed 2%), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for grants of options to purchase Company Common Stock to new hires in the ordinary course of business, which options (1) shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and (2) shall otherwise be upon the Company’s customary terms or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(l)                                     neither it nor any of its Subsidiaries shall initiate, settle or compromise any material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(m)                               neither it nor any of its Subsidiaries shall make or rescind any Tax election, amend any Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(n)                                 neither it nor any of its Subsidiaries shall take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and

(o)                                 neither it nor any of its Subsidiaries will authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions.

7.2                                 Acquisition Proposals.  (a) The Company agrees that, except as expressly permitted hereby, during the Pre-Closing Period, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, agents, investment bankers, attorneys, accountants and other representatives (such employees, agents, investment bankers, attorneys, accountants and other representatives, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) engage in, continue or otherwise participate in, any discussions or negotiations concerning, or provide any confidential information or data to any Person for the purpose of encouraging or facilitating, an Acquisition Proposal, or otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” shall mean (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Company Meeting (the “Specified Time”), the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (as defined above, but substituting 50% for 15%, except in the case of an asset sale, in which case “all or substantially all” shall be substituted for 15%) that did not result from a breach of this Section 7.2(a) and subject to compliance with Section 7.2(b) if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive of the other party than those contained in the Confidentiality Agreement (and promptly discloses (and if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent) or (B) engage in or participate in any negotiations or discussions with any Person who has made such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A) or (B), the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the fiduciary obligations of the Company Board under applicable Law, and (y) with respect to clause (B) above, the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal (1) if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”) or (2) is reasonably likely to lead to a Superior Proposal.

(b)                                 Notices to Parent.  The Company shall promptly (within 24 hours) advise Parent, orally and in writing, of receipt by the Company of any Acquisition Proposal or any request for information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal and provide copies of any such written request, Acquisition Proposal or inquiry, together with the material terms and conditions thereof (including any amendment thereto) and the identity of the Person making any such request, Acquisition Proposal or inquiry.  The Company shall keep Parent reasonably informed of the status and the material terms and conditions (including any amendment thereto) of any such request, Acquisition Proposal or inquiry.

(c)                                  Certain Permitted Disclosure.  Nothing contained in this Section 7.2 or in Section 7.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

(d)                                 No Change in Recommendation or Alternative Acquisition Agreement.  During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company Board and each committee thereof shall not:

(i)                                     except as expressly permitted by this Section 7.2(d), withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to the Company Voting Proposal (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification, except that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of time not in excess of ten (10) Business Days after the first public announcement of such Acquisition Proposal shall not be considered an adverse modification (such time period, an “Acquisition Proposal Assessment Period”) unless such position continues beyond the expiration of the Acquisition Proposal Assessment Period);

(ii)                                  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (an “Alternative Acquisition Agreement”), other than a confidentiality agreement referred to in Section 7.2(a) entered into in the circumstances referred to in Section 7.2(a); or

(iii)                               except as expressly permitted by this Section 7.2, approve, recommend or adopt or propose (publicly or otherwise) to approve, recommend or adopt, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the Specified Time, the Company Board may withhold, withdraw, qualify or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Superior Proposal made or received after the date hereof and not solicited, initiated or knowingly encouraged in breach of this Agreement, and subject to compliance with Section 7.2(b), if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after two (2) Business Days following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board intends to make such Change in Recommendation, which Adverse Recommendation Notice shall contain all information concerning any Superior Proposal required by Section 7.2(b) (it being understood and agreed that, in accordance with Section 7.2(b), the Company shall keep Parent reasonably informed during such two (2) Business Day period of the status and material terms and conditions (including any amendment thereto) of any such Superior Proposal).  In determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

(e)                                  The Company shall, and shall direct its Representatives to, cease immediately any existing discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal.  The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.3                                 Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement.  The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments.  The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement.  The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

7.4                                 Nasdaq Quotation.  The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The Nasdaq National Market during the term of this Agreement.

7.5                                 Company Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its articles of organization and by-laws and the rules of The Nasdaq National Market to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the Company Voting Proposal.  Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting will not be limited or otherwise affected by a Change of Recommendation.  Subject to Section 7.2, (i) the Company Board will recommend to the stockholders of the Company the adoption of the Company Voting Proposal and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal.  Subject to Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq National Market or the MBCA to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

7.6                                 Filings; Other Actions; Notification.  (a) Subject to the terms hereof, including Section 7.2 and Section 7.6(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information, providing copies of any proposed filings to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Company and Parent shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b).  The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent and its outside counsel the opportunity to attend and participate at such meeting or proceeding.

(b)                                 Subject to the terms hereof, each of Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  Notwithstanding the foregoing or any other provision in this Agreement, (i) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to proffer to, or agree to, sell, license, lease, transfer or otherwise encumber or hold separate and agree to sell, license, lease, transfer or otherwise encumber before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company of any of its assets or businesses) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, the operations of any such assets or businesses or Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 7.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.  The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

(c)                                  During the Pre-Closing Period, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (c) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.7                                 Access.  Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, Export Control and Classification Numbers for Company Software, and information regarding Company membership in standards organizations, provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.  All requests for information made pursuant to this Section 7.7 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer.  All such information that is nonpublic shall be governed by the terms of the Confidentiality Agreement.

7.8                                 Nasdaq De-listing.  The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be de-listed from The Nasdaq National Market effective as of the Effective Time.

7.9                                 Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the Nasdaq National Market or by the request of any Government Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws.  Notwithstanding anything to the contrary contained in this Section 7.9, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

7.10                           Employee Benefits.  Parent shall, for a period of twelve months immediately following the Effective Time, use commercially reasonable efforts to provide generally to those employees who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time and who are employees of the Surviving Corporation immediately following the Effective Time (“Company Employees”) the same base salary and pension and welfare benefits under employee benefit plans (but excluding bonus, incentive and equity compensation) which are substantially similar in the aggregate to those benefits provided to those Company Employees immediately prior to the execution of this Agreement under the Company Benefit Plans.  Parent or one of its affiliates shall recognize the service of Company Employees with the Company prior to the Effective Time as service with Parent and its affiliates in connection with any tax-qualified pension plan (other than a defined benefit plan), 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its affiliates which is made available following the Effective Time by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement but only to the extent such service was recognized by the comparable Company Benefit Plan and no duplication of benefits would result.  Parent shall (x) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Effective Time by Parent or one of its affiliates, except to the extent any such condition was applicable in an individual’s case in the comparable predecessor welfare benefit plan and (y) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Effective Time, to the extent such credit was provided under the comparable Company Benefit Plan.

7.11                           Company and Parent Benefit Plans.  Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to terminate any and all Company Benefit Plans effective not earlier than the Effective Time.  Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.  In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions the Parent deems appropriate, the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation.  Nothing contained in this Section 7.11 shall diminish the undertakings of the respective parties set out in Section 7.10.

7.12                           Loans to Company Employees, Officers and Directors.  Prior to the Effective Time, all loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000, and the relocation loans set forth in Section 7.12 of the Company Disclosure Schedule) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be no longer outstanding.

7.13                           Indemnification; Directors’ and Officers’ Insurance.  (a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MBCA for officers and directors of Massachusetts corporations.  Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that, any Person to whom expenses are advanced provides an undertaking, to the extent required by the MBCA to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)                                 The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions as favorable as can be obtained in comparison to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the articles of organization and by-laws of the Company.

(c)                                  Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 250% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.13(c) of the Company Disclosure Schedule (250% of such annual premium, the “Maximum Premium”).  If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions as favorable as can be obtained in comparison to the Company’s existing directors’ and officers’ liability insurance.  The provisions of this Section 7.13(c) shall be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 7.13, which policies provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

(d)                                 If Parent fails to comply with its obligations under this Section 7.13, and, in order to enforce an Indemnified Party’s rights under this Section 7.13, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.13, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

(e)                                  The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8 hereof.

7.14                           Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.15                           Exemption from Liability Under Section 16(b).

(a)                                  The Board of Directors of the Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Stock Options upon substitution of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b)                                 The Company shall provide the Section 16 Information to the Parent at least ten (10) Business Days prior to the Closing.  For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for options to purchase Parent Common Stock in connection with the Merger.

(c)                                  For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who immediately after the Closing become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Buyer.

ARTICLE VIII

Conditions

8.1                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)                                  Stockholder Approval.  The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting.

(b)                                 HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)                                  No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order,

stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2                                 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  (i)  (A) The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies (other than with respect to Section 5.2 which shall be true and correct in all material respects) that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect; and (B) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that such Chief Executive Officer or the Chief Financial Officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)                                  No Restraints.  There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to (A) prohibit or materially impair Parent’s ability to own or operate any of the material businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or (B) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment or limitation described in clause (i) or (ii) above, a “Burdensome Condition”), and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order imposing a Burdensome Condition.

(d)                                 Governmental Approvals.  All Company Approvals and all Parent Approvals shall have been obtained or made.  Other than the filing pursuant to Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect (measuring “materiality,” solely for purposes of determining whether such failure would be reasonably likely to have a “Parent Material Adverse Effect” pursuant to this Section 8.2(d), in terms of the level of adverse effect that would constitute “material” if such effect were to occur to the Company and its Subsidiaries) or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to the risk of criminal or civil sanctions.

(e)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

8.3                                 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  (i)  (A) The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect; and (B) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX

Termination

9.1                                 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2                                 Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the board of directors of either Parent or the Company and by written notice if:

(a)                                  the Merger shall not have been consummated by September 30, 2005, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”);

(b)                                 the approval of the Company’s stockholders required by Section 8.1(a) shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof if a vote on the Company Voting Proposal is taken at such Company Meeting or adjournment or postponement thereof; or

(c)                                  any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the approval by the stockholders of the Company;

provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated and provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company shall have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified therein.

9.3                                 Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board:

(a)                                  if (i) the Company Board, pursuant to and in compliance with Section 7.2, shall have approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company shall have paid to Parent the Termination Fee then due and payable under Section 9.5; provided, that, prior to such termination pursuant to this Section 9.3(a) (A) the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as hereinafter defined), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements related to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement shall change at any time after giving notification of such Superior Proposal).

(b)                                 if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not cured within twenty (20) days after written notice thereof is given by the Company to Parent.

9.4                                 Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

(a)                                  (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to Parent (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period shall be considered an adverse modification, and it being further understood and agreed that for purposes of this Agreement a factually accurate public statement by the Company that does no more than describe the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed a withdrawal, qualification or modification, or proposal by the Company Board to withdraw, qualify or modify the Company Board’s recommendation of this Agreement or the transactions contemplated hereunder, or an approval or recommendation with respect to such Acquisition Proposal), (ii) the Company Board shall have approved, recommended or adopted (or publicly announced its intention to take any such action) any Acquisition Proposal, (iii) after the end of an Acquisition Proposal Assessment Period, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or

(b)                                 if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not cured within twenty (20) days after written notice thereof is given by Parent to the Company.

9.5                                 Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b)                                 The Company agrees to pay Parent a fee in immediately available funds of $11.5 million (the “Termination Fee”) and shall pay all of the charges and expenses of Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors) up to a maximum amount of $0.5 million (“Expenses”), in each case payable by wire transfer of same day funds in the event this Agreement is terminated:

(i)                                     (A) by Parent or the Company as permitted by Section 9.2(a) or (b), (B) after the date of this Agreement and prior to the Company Meeting, an Acquisition Proposal was made to the Company or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to, with respect to any termination pursuant to Section 9.2(a), the date of such termination and, with respect to any termination pursuant to Section 9.2(b), the seventh (7th) Business Day prior to the date of the Company

Meeting and (C) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) to consummate, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal; provided, that, for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) to consummate, or shall have consummated, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates,

(ii)                                  by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, any event giving rise to Parent’s right of termination under Section 9.4(a) shall have occurred or (B) pursuant to Section 9.3(a); or

(iii)                               by Parent pursuant to Section 9.4(a).

The Termination Fee shall be paid by the Company no later than:  (x) two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of an Acquisition Proposal, failure to oppose an Acquisition Proposal or the consummation of the Acquisition Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (iii) above.  The Expenses shall be paid to Parent within two (2) Business Days after demand therefore and delivery to the Company of reasonable documentation therefor following the occurrence of the termination event giving rise to the Termination Fee payment obligation described in this Section 9.5(b).  Payment of the Termination Fee and Expenses shall not be in lieu of damages incurred in the event of a breach of this Agreement described in paragraph (b) of Section 9.4, but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement.  The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  If the Company fails to pay both the Termination Fee and Expenses in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, as the case may be, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, from the date such payment was required to be made until the date of payment at the prime rate of Citibank in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

ARTICLE X

Miscellaneous and General

10.1                           Survival.  This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV, Sections 7.10 (Employee Benefits) and 7.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2                           Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

10.3                           Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4                           Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5                           GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, THAT, THE MERGER SHALL BE GOVERNED BY THE MBCA.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6                           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub
Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11749
Attn:  General Counsel
Telecopy:  (631) 342-4866

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:                   James C. Morphy, Esq.

Keith A. Pagnani, Esq.

Telecopy:  (212) 558-3588

if to the Company
Concord Communications, Inc.

600 Nickerson Road
Marlboro, Massachusetts  01752
Attn:  Douglas Batt, General Counsel
Telecopy:  (508) 486-4406

with a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Attn:                   Kevin M. Barry

Steven C. Browne

Telecopy:  (617) 951-8736

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7                           Entire Agreement.  This Agreement (including any annexes, exhibits and schedules hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, dated April 1, 2005, by and between the Company and Parent (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

10.8                           No Third Party Beneficiaries.  Except as provided in Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended and shall not be deemed or construed to confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.  For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement.  The parties hereto further agree that the rights of third party beneficiaries under Section 7.13 shall not arise unless and until the Effective Time occurs.

10.9                           Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10                     Definitions.  Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

10.11                     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12                     Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.13                     Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.  Any purported assignment in violation of this Agreement is void.

10.14                     Expenses.  Except as set forth in Section 9.5(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and Parent shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to (x) the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto and (y) the filing of the Notification and Report Forms under the HSR Act.

10.15                     Knowledge.  As used in this Agreement, “to the Knowledge of the Company” means to the knowledge of those persons set forth in Section 10.15 of the Company Disclosure Schedule after due inquiry.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CONCORD COMMUNICATIONS, INC.

By	/s/ John Blaeser
	Name:	John Blaeser

	Title:	Chief Executive Officer

COMPUTER ASSOCIATES INTERNATIONAL, INC.

By	/s/ Michael J. Christenson
	Name:	Michael J. Christenson

	Title:	Executive Vice President of Strategy and Business Development

MINUTEMAN ACQUISITION CORP.

By	/s/ Jay H. Diamond
	Name:	Jay H. Diamond

	Title:	Secretary